Exhibit 10.11
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 1st day of August, 2007 (the “Effective Date”) by and between Aprimo, Incorporated, a Delaware corporation (the “Employer”), and John Stammen (the “Executive”).
Recitals
     A. The Employer desires to retain the services of the Executive as the Executive Vice President Worldwide Sales & Alliances of the Employer.
     B. The Employer is in the business of developing, manufacturing, marketing, selling, distributing, and licensing business software applications including, but not limited to, software and e-business solutions for marketing management, such as marketing resource management (“MRM”), enterprise marketing management (“EMM”), marketing performance management (“MPM”), and Multichannel Campaign Management (“MCM”) (collectively referred to as “Employer’s Products”) throughout the United States and in various foreign countries (“Employer’s Business”).
     C. Executive’s duties and responsibilities for Employer may include, but shall not be limited to, directly or indirectly, assisting in (1) soliciting and servicing Clients/Customers to advance Employer’s Business; (2) maintaining relationships with current and prospective Clients/Customers to advance Employer’s Business; (3) interacting and maintaining relationships with vendors and suppliers of Employer’s Business; (4) interacting and maintaining relationships with distributors and subdistributors of Employer’s Products; (5) marketing, distributing, leasing and selling Employer Products; (6) consulting with current Clients/Customers and prospective Clients/Customers regarding Employer’s Products and Employer’s Business; (7) training and/or educating employees, Suppliers, Vendors, Clients/Customers, Distributors, Subdistributors and others about Employer’s Business; (8) billing and accounting responsibilities; and/or (9) otherwise interacting with the current Suppliers, Vendors, Clients/Customers, prospective Clients/Customers, distributors and subdistributors of Employer in efforts to advance Employer’s Products and Employer’s Business and the goodwill and reputation of Employer’s business. This Agreement shall be deemed amended to include any actual change in Employer’s Business, Employer’s Products, and the position, duties or responsibilities of Executive.
     D. Executive has or will become acquainted with the Employer’s Business, its officers and employees, Employer Products, Employer Services, business practices, business relationships and the needs and requirements of its customers and prospective customers, trade secrets, Confidential Information, and other property that is proprietary to the Employer. This Agreement is entered into to protect each of these interests of the Employer and the Employer’s goodwill, and to prevent unfair competition or the inevitable use or disclosure of Confidential Information or trade secrets by Executive during and subsequent to Executive’s employment.
     D. The parties desire to set forth in writing the terms and conditions of the Executive’s employment with the Employer.

Agreement
     NOW, THEREFORE, in consideration of the facts stated above and the mutual covenants set forth herein, the Employer and the Executive agree as follows:
ARTICLE I
Effective Date: Employment Term
     The term of this Agreement shall run from the Effective Date through December 31, 2008 (the “Term”). However, the Term of this Agreement shall be automatically extended for additional one (1) year periods unless either party provides written notice to the other party that it wishes to terminate this Agreement on or before September 30, 2008, or any future anniversary of September 30. Notwithstanding the foregoing, the Term is subject to early termination under the circumstances set forth in Article V.
ARTICLE II
Title and Responsibilities
     During the Term, the Employer shall employ the Executive as its EVP Worldwide Sales & Alliances; or in such other capacity as the Board of Directors of the Employer shall specify and the Executive hereby accepts such employment. In such capacity, the Executive shall report to and have such duties, authority and powers as assigned to him by the Employer’s President and Chief Executive Officer and shall faithfully, loyally and industriously perform such duties. Executive shall devote his full work time, a minimum of forty (40) hours per week, to his work at the Employer.
ARTICLE III
Regular Compensation
     The Employer shall pay to the Executive, as compensation for his services and for his covenants and other obligations hereunder, a salary at the rate of Two Hundred Thousand ($200,000) per annum (the “Base Salary”); payable in accordance with the regular and customary payroll practices of the Employer and subject to applicable taxes and withholding. During the remainder of the Term, the Executive’s salary shall not be less than that amount absent his approval, and shall be subject to increase at the discretion of the Employer’s Board of Directors. However, if the Employer’s Board of Directors institutes a company-wide cost cutting initiative including reducing salaries for all comparable-level executives, then the Employer may reduce the Executive’s salary by an amount not to exceed 10% without breach of this agreement. The Executive shall also participate in a cash incentive compensation plan as may be reasonably prescribed by the Employer under which the Executive shall be eligible for a bonus of Three Hundred Thousand ($300,000) per annum (subject to proportionate adjustment for the actual period covered by such compensation plan) (the “Bonus Plan”); provided the Executive fully satisfies his objectives for each applicable period.
ARTICLE IV
Expenses and Fringe Benefits
     The Employer shall reimburse the Executive for all ordinary and necessary business expenses incurred by him while carrying out his employment responsibilities under this Agreement which are approved by the Employer’s designated representative and are documented in the form required by the Employer. The Executive shall be entitled to participate in such insurance programs, retirement plans and fringe benefit plans or programs as the Employer from time to time shall establish for its full time employees generally, provided he is otherwise qualified to participate in such plan or programs.
ARTICLE V
Termination
     Section 5.01. Reasons for Termination. The Term of the Executive’s employment shall be terminated upon the occurrence of any of the following events:
     (a) Immediately upon the death of the Executive.
     (b) At the Employer’s option, upon any of the following: (i) the Executive’s violation of a Employer policy or repeated failure to perform any of his duties, obligations or follow instructions of the Employer’s President and Chief Executive Officer; (ii) the conviction of, or admission of guilt or plea of no contest by, the Executive in a criminal proceeding with respect to any crime, whether or not involving the Employer, which constitutes a felony in the jurisdiction involved; (iii) the embezzlement or misappropriation of property of the Employer or any of its subsidiaries or affiliates, or any other act involving fraud or dishonesty with respect to the Employer or any of its subsidiaries or affiliates; (iv) any substance abuse by the Executive that interferes with his ability to discharge his duties to the Employer; (v) any material breach by the Executive of this Agreement or of his statutory, common law or contractual duties not to compete with the Employer; or (vi) any material breach by the Executive of this Agreement or of his statutory, common law or contractual duties not to disclose or reveal confidential information or trade secrets of the Employer. The Executive may be terminated under clauses (i) or (iv) of this paragraph 5.01(b) only following thirty (30) days’ written notice to the Executive of the reason for termination and the Executive has failed to cure such reason within such thirty (30) day period to the reasonable satisfaction of the Employer.
     (c) At the Employer’s option, if the Executive shall suffer a permanent disability. For purposes of this Agreement “permanent disability” shall be defined as the Executive’s inability through physical or mental illness or other cause to perform, in the opinion of the Employer, any duties assigned to him hereunder for six (6) months during the Term.

     (d) At the Employer’s option, without cause.
     (e) At the Executive’s option, upon the Employer’s breach of any of its material obligations under this Agreement; provided that the Executive has given the Employer at least thirty (30) days’ prior written notice of the nature of such breach and the Employer has failed to cure such breach within such thirty (30) day period.
     (f) At the Executive’s option following a material reduction in position or responsibilities assigned to Executive following any of: (i) the merger of the Employer into another company where the Employer is not the surviving entity and the owners of the Employer prior to the merger do not own at least 51% of the surviving company, (ii) an acquisition of the Employer’s capital stock by another company from the Employer’s shareholders under which the Employer becomes at least an 80% owned subsidiary of another company not affiliated with the Employer through common ownership; or (iii) an acquisition of the Employer’s assets by another company under which the owners of Employer prior to such acquisition do not own at least 51% of the company purchasing such assets following the consummation thereof, each referred to as a “Sale Event”.
     (g) At the Executive’s option, without cause, following a minimum ninety (90) day notice period. At Employer’s discretion, this notice period can be shortened.
     Section 5.02. Compensation Upon Termination.
     (a) Should the employment of the Executive be terminated under subsection (a), (b), (c), or (g) of Section 5.01 of this Agreement, the Employer’s obligation to provide any compensation or benefits to the Executive under this Agreement and the Bonus Plan including, without limitation, those contained in Articles III and IV, shall immediately terminate.
     (b) Should the employment of the Executive be terminated under subsection (d), (e) or (f) of Section 5.01 of this Agreement, the Employer shall continue to pay to the Executive his Base Salary, which shall be payable in accordance with the Employer’s regular payroll practices for a period of twelve months following the date of termination plus the fringe benefits to which the Executive was entitled as an employee of the Employer. Payments to the Executive under this subsection (b) shall be considered severance pay in consideration of the Executive’s past service and in consideration of his continued service from the date hereof. As a condition to such payments, the Executive shall execute such releases of his rights under this Agreement, under the Bonus Plan and pursuant to labor and employment laws as the Employer may reasonably request. The Employer may, at its discretion, withhold from such payments any federal, state, city, county or other taxes.
     (c) Should the employment of the Executive be terminated under subsection (g) of Section 5.01 of this Agreement, the Employer shall continue compensating Executive in ordinary course during this notice period. However, the Employer may shorten the period of Executive’s remaining employment; in which case Executive’s compensation would end on date of termination.

     (d) Should the employment of the Executive be terminated under subsection (e) or (f) of Section 5.01 of this Agreement, the Employer shall pay a lump sum equal to twelve month’s base salary plus the fringe benefits to which the Executive was entitled as an employee of the Employer after six months and one day following the date of termination. As a condition to such payments, the Executive shall execute such releases of his rights under this Agreement, under the Bonus Plan and pursuant to labor and employment laws as the Employer may reasonably request. The Employer may, at its discretion, withhold from such payments any federal, state, city, county or other taxes.
     (e) Should the employment of the Executive be terminated under subsection (f) of Section 5.01 of the Agreement, all Stock Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event and all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, provided that the Executive agrees, if requested by the acquiring company, to continue in a transition role upon mutually agreeable terms and conditions for a period of up to 90 days following such Sale Event at a total annualized compensation level not less than the level of compensation prior to such Sale Event. All Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Board’s discretion. The Executive will be given up to 90 days to exercise his/her exercisable Stock Options, Stock Appreciation Rights and Awards in order to comply with the Company’s insider trading policy, and the Board will take any necessary actions to enable this compliance. These terms supersede any conflicting terms in Employer’s various stock option plans.
     Section 5.03. Reimbursement for Certain Litigation Expenses. In the event of litigation to determine whether the Executive’s employment was properly terminated under Section 5.01, the prevailing party shall be entitled to recover all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection with such litigation.
     Section 5.04. Survival. Except as set forth in Section 5.02, upon termination of the Executive’s employment, the Employer shall have no further obligation to the Executive or his estate, personal representative or beneficiary with respect to remuneration due under this Agreement and under the Bonus Plan, except for salary earned but unpaid at the date of termination and, in all cases, Articles VI shall survive termination of the Executive’s employment.
ARTICLE VI
Patents, Copyrights and Intellectual Property
     Section 6.01. Intellectual Property Defined. Intellectual Property shall mean, writings, computer software, source code, object code, data base structures, inventions, formulas, discoveries, developments, methods, know how and processes (whether or not patentable or copyrightable or constituting trade secrets), formulations or specifications, product concepts or improvements to any of the foregoing, conceived, made, developed or discovered, by Executive (whether alone or with others) while Executive is employed by the Employer and that relate directly or indirectly to the past, present, or future business activities, research, product design or development, personnel, and business opportunities of the Employer, without regard to what was created during business hours, using Employer’s resources, or at the direction of Employer.
     Section 6.02. Ownership of Intellectual Property. All Intellectual Property shall be deemed to be owned by the Employer and Executive hereby relinquishes any right or claim to any such Intellectual Property except to the extent necessary to transfer the ownership of any such Intellectual Property to Employer. Executive shall promptly disclose to the Employer all Intellectual Property. Without royalty or separate consideration, Executive hereby assigns and agrees to assign to the Employer (or as otherwise directed by the Employer) Executive’s full right, title and interest in and to all Intellectual Property, including without limitation all copyright interests therein. Executive agrees to cooperate with Employer and to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, among other things, the execution and delivery of instruments of further assurance or confirmation) requested by the Employer to assign the Intellectual Property to the Employer and to permit the Employer to file, obtain and enforce any patents, copyrights or other proprietary rights in the Intellectual Property. Executive agrees that Executive’s obligation to cooperate and to execute, or cause to be executed, when it is in Executive’s power to do so, any such instrument or paper, will continue after termination of this Agreement. Executive agrees to make and maintain adequate and current written records of all Intellectual Property, in the form of notes, sketches, drawings, or reports relating hereto, which records shall be and remain the property of and available to the Employer at all times. The parties agree that the Intellectual Property does not include the items listed in the attached Exhibit A to this Agreement.
ARTICLE VII
Works of Authorship
     Section 7.01. Works Defined. “Works” shall mean all works of authorship fixed in a tangible medium of expression by Executive which are made during Executive’s employment by the Employer and which (1) are made by Executive during the course of or which result from Executive’s employment by the Employer, or (2) relate to the Employer’s present business or future business which the Employer had under consideration while Executive was employed by the Employer including, but not limited to, videos, presentations (including powerpoint), marketing information, flow charts, computer programs, computer source codes and object codes, “freeware” modifications, forms (electronic or hardcopy), demo sites/software, training manuals, notes, drawings, memoranda, correspondence, documents, records and notebooks, without regard to whether created during business hours, using Employer’s resources, or at the direction of Employer.
     Section 7.02. Ownership. All Works created by Executive are and shall remain exclusively the property of the Employer unless the Executive receives written permission to the contrary. Executive hereby relinquishes any right or claim to any such works. Each such Work is a “work made for hire,” and the Employer may file applications to register copyright as author thereof. To the extent such Work cannot be a “work made for hire” under the U.S. Copyright Act, all right, title and interest, including without limitation all copyright interest therein, in any such Work shall be and hereby is assigned and transferred to the Employer. Executive will do whatever acts the Employer requests to secure or aid in securing copyright protection and will assist the Employer or its nominees in filing applications to register claims or copyright in such Works, and this obligation shall continue after termination of this Agreement.
     Section 7.03. Copying. Except in connection with the performance of duties for Employer, Executive shall not reproduce, distribute, display publicly or perform publicly, alone or in combination with and computer or data systems, any Works without the written permission of Employer. All copies of the Works shall be and remain the property of and available to the Employer at all times.
ARTICLE VIII
Confidential Information and Records
     Section 8.01. Confidential Information Defined. Executive has or may have access to or knowledge of trade secrets and other information about the Employer, Employer’s Products and Employer’s Business, which is confidential or proprietary to the Employer, including but not limited to, (1) strategic planning information about the Employer, Employer’s Products and Employer’s Business; (2) information about Employer’s employees, including but not limited to employee compensation (e.g., salaries, bonuses and benefits, retirement and expenses); (3) techniques, research, technical know-how, processes, procedures, methods, and formulations; (4) hardware, software and computer programs and technology used by Employer; (5) the Client/Customer database and other information about the Employer’s current and prospective Clients/Customers, such as information relating to contracts, maintenance, equipment, service, supply or other contracts (including but not limited to content, purchase cost, terms, length and expiration dates), criteria, requirements, future needs, specifications, policies, or other similar information; (6) relationships with Employer’s Clients/Customers, Vendors and Suppliers, Distributors and Subdistributors; (7) Vendor and Supplier information; (8) marketing plans and concepts; (9) pricing, fee, and rate information; and (10) sales, costs, profits, profit margins, salaries, and other financial information pertaining to the Employer’s Business. (All collectively referred to as “Confidential Information”).
     Section 8.02. Use and Disclosure of Confidential Information. Executive acknowledges that he or she will have access to the Confidential Information of Employer and that Employer has a legitimate, protectable interest in preserving all such Confidential Information and that such Confidential Information is a part of the goodwill of the business. Executive acknowledges that all Confidential Information is and shall be deemed to be the property of Employer and not the property of Executive even if Executive was aware of or had knowledge of any such information before Employer. Executive hereby relinquishes any rights or claims to such Confidential Information. Executive acknowledges that the Employer has devoted substantial time, money and effort in the development and maintenance of the Confidential Information.

Executive further acknowledges that, the disclosure of any Confidential Information to an unauthorized third party, especially to any person in competition with Employer, would be extremely detrimental and prejudicial to Employer and would result in irreparable injury and loss to the Employer. Executive acknowledges that the preservation of all such Confidential Information is an essential part of Executive’s duties to Employer. Executive shall keep confidential and shall not use or disclose any Confidential Information to anyone except the Employer or the Employer’s authorized representatives, or as necessary to third parties on behalf of the Employer after appropriate measures to preserve the confidentiality are undertaken. Executive shall use such Confidential Information only in the course of his or her duties as an employee of the Employer and for no other purpose. Executive shall follow all company policies and procedures to protect all Confidential Information and shall use his or her best efforts to take any additional precautions necessary under the circumstances to preserve and protect the use or disclosure of any Confidential Information at all times.
     Section 8.03. Duty Not to Use or Disclose After Termination. These confidentiality obligations shall continue as long as the Confidential Information and/or records remain confidential and shall survive both the termination of this Agreement and the termination of Executive’s employment with the Employer. If this Agreement is being enforced by a court applying the law of a jurisdiction where a specific time frame is required for a confidentiality provision to be enforceable, then the period during which these confidentiality obligations shall continue is the period of the Executive’s employment with the Employer and two (2) years from his or her last date of employment with the Employer.
     Section 8.03. Public Information. Information or documents which are generally available or accessible to the public shall be deemed Confidential Information of the Employer if the information is retrieved, gathered, assembled or maintained by the Employer in such a manner not available to the public or for a purpose beneficial to the Employer. From time to time, the Employer may, for its own benefit, choose to place certain Confidential Information or records of the Employer in the public domain. The fact that such Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release Employee from his or her duties with respect to such Confidential Information as set forth in this Agreement.
ARTICLE IX
Ownership of Documents and Return of Materials Upon Termination
     Section 9.01. Ownership of Records and Copies. Any and all documents, records and copies of records, including but not limited to hard copies or copies stored on a computer or disk, e-mail, databases, etc. pertaining to Intellectual Property and Works. Confidential Information (collectively “Employer Documents”) that are made or received by Executive in any way in the course of his or her employment shall be deemed to be property of Employer for all purposes. Executive shall use Employer Documents and information contained in them only in the course of Executive’s employment for Employer and for no other purpose. Executive shall not use or disclose any Employer Documents or. copies of Employer Documents to anyone except to authorized representatives of Employer or as necessary to conduct the business of the Employer.
     Section 9.02. Return Upon Termination. Upon termination of employment for any reason, Executive shall immediately deliver to the Employer all of Employer’s Documents and all other property of Employer in Executive’s possession or under Executive’s custody or control. Employer shall have the right, upon termination of employment for any reason, to review any mobile or computer device or equipment used by the Executive at any time during his or her tenure of employment with Employer to ensure compliance with this Agreement.
ARTICLE X
Ownership of Relationships
     Executive acknowledges that all relationships with the Employer’s Business, including but not limited to relationships with Clients/Customers, Vendors or Suppliers, Distributors and Subdistributors, other employees of Employer and all other relationships that are of any value to Employer’s Business are owned and shall be deemed to be owned by the Employer regardless of Executive’s personal relationship with any person, including Clients/Customers, Vendors or Suppliers, Distributors or Subdistributors or Employees. Executive hereby relinquishes any right or claims to such relationship in favor of the Employer. Executive acknowledges that Executive’s efforts to create, preserve, and maintain any such relationship is a part of Executive’s duty to the Employer and shall inure completely to the benefit of the Employer and not to the benefit of Executive.

ARTICLE XI
Restrictive Covenants
     Section 11.01. Restrictions Defined. During the term of Executive’s employment with, the Employer and for the Restricted Period, as defined below, without the Employer’s prior written authorization, Executive SHALL NOT, directly or indirectly:
(a) Engage in Unfair Competition. Executive SHALL NOT, directly or indirectly, in the Restricted Area, perform, supervise, or manage on behalf of any Competitor the same or similar services as those Executive performed, supervised or managed for the Employer during the twenty-four (24) month period immediately preceding the termination of Executive’s employment.
(b) Accept a Position that Will Allow Use or Disclosure of Employer’s Trade Secrets or Confidential Information. Executive SHALL NOT accept a position with a Competitor or Client/Customer or a Distributor/ Subdistributor that will cause or allow the Executive inevitably to use or disclose Trade Secrets or Confidential Information of the Employer.
(c) Solicit Clients/Customers. Executive SHALL NOT, direct or indirectly, call upon, contact, solicit or have any communication with any of Employer’s Clients/Customers or any prospective Clients/Customers of Employer, for the purpose of:
(i) diverting or influencing or attempting to divert or influence any business of the Employer to a Competitor of the Employer;
(ii) designing, developing, manufacturing, marketing, selling, distributing, leasing or providing any products or services in competition with Employer’s Products or Employer’s Business; or
(iii) otherwise interfering in any fashion with Employer’s Business or operations then being conducted by the Employer.
These restrictions shall apply only to any of Employer’s Client/Customers or prospective Clients/Customers with whom Executive either: (1) has any contact or has solicited any time in the twelve (12) month period of time preceding the termination of Executive’s employment; (2) has supervised the services of any of Employer’s employees who have had any contact with or have solicited any time in the twelve (12) month period of time preceding the termination of Executive’s employment; of (3) has had access to any customer database or list containing Confidential Information about the Client/Customers or prospective Clients/Customers.

(d) Solicit or Hire Employer’s Employees. Executive SHALL NOT, directly or indirectly, hire, employ or attempt to hire or employ any person who is an employee of the Employer or an employee of any affiliated company of the Employer, or who was within the preceding twelve (12) month period an employee of the Employer, or in any way (1) cause or assist or attempt to cause or assist any employee to leave the Employer or (2) directly or indirectly seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any current employee of the Employer to leave the Employer to join a Competitor, Vendor, Supplier, Client/Customer, Distributor/Subdistributor or otherwise.
     Section 11.02. Definitions. The following definitions shall be used as a part of this Agreement:
(a) Restricted Period. The “Restricted Period” shall mean the period of time during Executive’s employment with the Employer and for a period of twelve (12) months from the date of termination of Executive’s employment with the Employer for any reason. In the event of a breach of this Agreement by Executive, the Restricted Period, as applicable, shall be extended automatically by the number of days in which Executive is acting in breach of this Agreement.
(b) Restricted Area. Because of the nature of Employer’s Business, the potential irreparable harm that will occur to the Employer as a result of unfair competition by Executive is not necessarily tied to the physical location or presence of the Employer, Executive, Competitor, Vendor, or Client/Customer, Distributor or Subdistributor. Therefore, the non-competition restriction shall apply to each or all of the following as allowed by law:
(i) The United States of America;
(ii) Each other country in which the Employer has engaged in any business during the period of twelve (12) months prior to termination of Executive’s employment with the Employer;
(iii) Each State in which the Employer has engaged in any business during the period of twelve (12) months prior to termination of Executive’s employment with Employer;
(iv) Each State in which Executive has performed any services for Employer during the period of twelve (12) months prior to termination of Executive’s employment with Employer;
(v) Each county in each State in which Executive has performed any services for Employer during the twelve (12) months prior to termination of Executive’s employment with Employer;

(vi) Any specific territory or area to which Executive was assigned or actually performed any services for Employer during the period of twelve (12) months prior to termination of Executive’s employment with Employer;
(vii) An area within fifty (50) miles where any Client/Customer whom Executive has contacted or solicited any time during the period of twelve (12) months prior to termination of Executive’s employment with Employer; and
(viii) An area within fifty (50) miles of the location of any office of Employer where Executive performed any services on behalf of Employer during the period of twelve (12) months prior to termination of Executive’s employment with Employer.
(c) Competitor. A “Competitor” shall mean any person or entity that directly competes with the Employer in Employer’s Business. “Competitor” also includes, but is not limited to, the companies identified from time to time in the Gartner Magic Quadrants for MRM, EMM, and MCM, and which include the following companies as of the date of this Agreement: (i) In regard to EMM: Unica, Oracle-Siebel Systems, SAS, SAP, Alterian, Oracle E-Business Suite, and Oracle-PeopleSoft; (ii) In regard to MRM: Unica, SAP, Oracle-Siebel Systems, Assetlink, SAS, Citat, Oracle E-Business Suite, MarketingPilot, Xeed, Oracle-PeopleSoft, Orbis, Alterian, and Marketingisland; and (iii) In regard to MCM: Unica, SAS, Teradata, Oracle-Siebel Systems, SAP, Infor CRM Epiphany, Oracle E-Business Suite, smartFOCUS, Oracle PeopleSoft, Eloqua, RightNow Technologies, Alterian, Chordiant Software, ExactTarget, and Art Technology Group. The parties acknowledge that the information contained in the Gartner Magic Quadrants changes, in general, on an annual basis.
(d) Vendor and Supplier Defined. A “Vendor” or “Supplier” shall mean any person or entity which is or within the period of twelve (12) months prior to termination of Executive’s employment with Employer, contracted to provide services or products to Employer.
(e) Customer or Client Defined. A “Customer” or “Client” of the Employer is any person or entity which, within the period of twelve (12) months prior to termination of Executive’s employment with Employer, used, leased or purchased or contracted to use, lease or purchase Employer Products.
(f) Distributor or Subdistributor Defined. A Distributor or Subdistributor of the Employer is any person or entity which was authorized by Employer to or which in fact does resell, remarket, redistribute or services Employer’s Products at any time during the period of twelve (12) months prior to termination of the Executive’s employment with Employer.

     Section 11.03. Permissible Ownership Interest by Executive. The prohibitions in this Section shall apply to any employment with, involvement or engagement in or control of another business or entity, whether as an employee, owner, manager, director, officer, agent, sole proprietor, joint venture, partner, member, shareholder, independent contractor or other capacity, however, these prohibitions shall not prevent the ownership of stock which is publicly traded, provided that (1) the investment is passive, (2) Executive has no other involvement with the corporation, and (3) Executive’s interest is less than five (5%) percent of the shares of the company.
ARTICLE XII
General Provisions
     Section 12.01. Consideration. The consideration for this Agreement by Executive shall be employment, continued employment, and/or professional development of Executive, and/or access to Employer operations, Confidential Information, trade secrets and Employer Documents.
     Section 12.02. Remedies. Upon any material breach of this Agreement by Executive, the Employer shall be entitled to each of the following remedies which shall be deemed cumulative:
(a) Injunctive Relief. Any material violation by Executive of this Agreement will cause the Employer to suffer irreparable harm for which the Employer will not have an adequate remedy at law. Therefore, if Executive threatens to violate or violates any provision of this Agreement, the Employer shall be entitled to injunctive relief, including, but not limited to, a temporary restraining order and/or a preliminary or permanent injunction to restrain or enjoin any violation or threatened violation of this Agreement. The Employer shall be entitled to immediate injunctive relief without notice and without the posting of any bond. The Employer’s right to injunctive relief shall be in addition to, and not in lieu of, any other remedy that may be sought by Employer.
(b) Damages. To the extent calculable, Employer shall be entitled to recover from Executive, monetary damages, including lost profits for any losses caused by Executive before an injunction was entered by the Court. For purposes of determining such damages, the parties agree that any gross profits earned by Executive’s new employer as a direct or indirect result of any activity of Executive in violation of this Agreement shall be deemed “lost profits” of the Employer.
(c) Recoupment of Training and Recruitment Costs and Expenses. Employer shall also be entitled to recover from the Executive any and all actual costs or expenses expended by the Employer for the recruitment of the Executive during the twelve (12) month period immediately preceding the date of termination of employment from the Employer.
(d) Costs, Expenses and Legal Fees. The prevailing party shall be entitled to recover from the other party all costs, expenses and reasonable legal fees incurred in seeking either enforcement of this Agreement or damages for its breach or in defending any action brought by the other party to challenge or construe the terms of the Agreement.
(e) Other Legal or Equitable Remedies. Employer shall be entitled to pursue any other legal or equitable remedies that may be available to the Employer.

     Section 12.03. Claims by Executive. Any actual or claim or cause of action by Executive against the Employer shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief. Executive specifically waives any right to assert such claims in any action brought by the Employer to enforce this Agreement.
     Section 12.04. Statutory and Common Law Duties. The duties Executive owes to the Employer under this Agreement shall be deemed to include federal, statutory, and the common law obligations of the Executive, and does not in any way supersede or limit any of the obligations or duties Executive otherwise owes to the Employer. This Agreement is intended, among other things, to supplement the provisions of the Indiana Trade Secrets Act, and other applicable state trade secrets laws, as enacted and amended from time to time.
     Section 12.05. Jurisdiction and Venue; Governing Law. Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state or federal court located in Marion County, Indiana, except that the Employer may elect, at its sole discretion, to litigate the action in the county or state where any breach by Executive occurred or where the Executive can be found. This Agreement and the performance by the parties under this Agreement shall be governed by the laws of the State of Indiana, notwithstanding the choice of law provisions of the venue where the action is brought, where the violation occurred, or where the Executive may be located.
     Section 12.06. Severabiliry and Modification by the Court. The restrictions contained in this Agreement are reasonable and necessary to safeguard the protectable interests of the Employer and to fulfill the intent of the parties entering into this Agreement. The clauses and provisions of this Agreement are distinct and severable. Should any part of this Agreement be unenforceable or invalid for any reason, the remainder of this Agreement shall be deemed valid and enforceable and shall be enforced to the greatest extent possible under the then existing law. If this Agreement is being enforced by a Court located in a state or pursuant to any state laws that render any portion of this Agreement overly broad or unenforceable as a matter of public policy or otherwise, then the parties shall be deemed to have agreed to allow the Court to modify the Agreement in all respects so that it is enforceable to give effect to the intent of the parties.
     Section 12.07. Entire Agreement, Modifications by the Parties, Interpretation. This Agreement constitutes the entire agreement by and between the Employer and Executive with respect to confidentiality, non-disclosure, non-solicitation, and non-compete obligations of the Executive and, except as provided for in this paragraph, shall supersede all prior and contemporaneous agreements, representations, and understandings between Employer and Executive, whether written or oral, except obligations imposed by law which shall be deemed a part of this Agreement. Any amendment of, change to or modification of this Agreement shall be effective only if such amendment, change or modification is in writing and signed by an authorized representative of the Employer. This Agreement shall be construed as a whole, according to its fair meaning, and not construed for or against either party.

     Section 12.08. Non-Disparagement. During Executive’s employment with the Employer. and thereafter, he/she shall not make any negative or disparaging remarks about the Employer to any Competitor, Vendor, Supplier, Client/Customer, prospective Client/Customer, or other Executive of Employer, or to the media or to any other person.
     Section 12.09. Executive Warranties. Executive represents and warrants that his or her employment with the Employer and the performance of this Agreement will not violate any express or implied obligation to any former employer or other party. Executive further represents that he or she has not brought with him or her and will not use or disclose during his or her employment with Employer any information, documents, or materials subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy. Furthermore, Executive shall not make any agreements with or commitments to any person, firm or corporation that would prevent, restrict, or hinder the performance of Executive’s duties or obligations under this Agreement. In addition, Executive agrees to provide certain information about him/herself and/or about his/her family member(s) that is personal to Executive and/or his/her family member(s) in order to enable Employer to perform necessary tasks relating to administration of Executive’s employment including, without limitation, administration of employee benefits, payroll, tax withholding, and other tasks. Executive agrees that all such information will be provided by him/her voluntarily, and that Employer may use, store, and transfer all such information as required by law or as necessary or useful in performing administrative tasks, including hiring third parties who have obligations of confidentiality to Employer to perform any of such tasks on Employer’s behalf. Employer agrees in good faith to take all reasonable measures to safeguard and protect such confidential information, and to immediately notify Executive of any loss or mishandling of confidential information.
     Section 12.10. Duty to Inform Employer of Plans to Compete. While employed by Employer and during the Restricted Period, Executive shall immediately notify the Employer in writing of any plans or contemplated plans of Executive to compete with the business of the Employer, including, but not limited to: (1) the details of any interview with, offer from, or acceptance of a job offer with any Competitor; (2) any formation of or contemplated formation of any business entity to engage in the Employer’s Business or compete with Employer in any way; or (3) any communications with other employees concerning actual or potential employment with a Competitor or formation of any business entity to compete with Employer’s Business.
     Section 12.11. Duty to Inform Subsequent Employer. While employed by Employer and during the Restricted Period, Executive shall provide a copy of this Agreement to any person or entity that employs or attempts to employ Executive following the termination of Executive’s employment with Employer for any reason.
     Section 12.12. Binding on Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon Executive’s heirs, executors and personal representatives. The Employer shall have the right to assign this Agreement with the consent of Executive and with notifying Executive of any such assignment. The rights and duties of Executive are personal to Executive, and Executive may not assign this Agreement without the express written consent of the Employer which may be withheld in the sole discretion of Employer.
     Section 12.13. Non-Waiver. No act or omission by the Employer shall be deemed a waiver by the Employer of any of the Employer’s rights under this Agreement. Executive acknowledges that every situation is unique and the Employer may need to respond to the actions by one employee differently than to the actions of another employee. Therefore, the failure of the Employer to enforce the same, similar or different restrictions against another employee or to seek a different remedy shall not be construed as a waiver or estoppel to the enforcement of the restrictions against Executive.
     Section 12.14. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been properly given if delivered by hand, sent by telecopy, or mailed, certified or registered mail or by reputable overnight carrier with postage and fees prepaid:
     If to the Employer, to its principal office:
Aprimo, Incorporated
900 E. 96th Street, Suite 400
Indianapolis, IN 46240
Attention: President and Chief Executive Officer
     If to the Executive, to the name and address set forth on the signature page of this Agreement or to such other person or address as the party to whom such notice or communication is to be given shall have notified the other party in accordance with this Section 12.14. Any mailed communication shall be deemed to have been given on the third “business day” (such term excluding, for purposes of this Agreement, Saturdays, Sundays, and legal holidays) after the day of mailing. Any communication sent by telecopy or overnight carrier shall be deemed to have been given on the date receipt of the telecopy transmission or overnight delivery is confirmed.
     Section 12.15. Counterparts. This Agreement may be executed in counterparts, including facsimile or photocopy counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single document.

EXECUTIVE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND VOLUNTARILY AGREES TO BE BOUND BY ITS TERMS. EXECUTIVE HAS HAD AN ADEQUATE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OR OTHER ADVISORS BEFORE SIGNING THIS AGREEMENT.

Aprimo, Incorporated		Executive

By:	/s/ William M. Godfrey	/s/ John Stammen

	William M. Godfrey	John Stammen
	Chairman, President & CEO	EVP Worldwide Sales & Alliances

9/6/07		9/6/07
Date		Date

EXHIBIT A
Executive’s Name: John Stammen
The following is a complete list of all prior inventions, trade secrets, works and copyrights owned by Executive (if none, check below):
☐     None

/s/ John Stammen
Executive’s Signature
Date: 9/6/07